UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Suite 2800, Tampa, Florida	33602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of Alpine Access, Inc.

As previously announced, on July 27, 2012, Sykes Enterprises, Incorporated (“Sykes”), Sykes Acquisition Subsidiary II, Inc., a Delaware corporation and direct wholly-owned subsidiary of Sykes (“Merger Sub”), Alpine Access, Inc., a Delaware corporation (“Alpine”), and Shareholder Representative Services LLC, as the representative of the equity holders of Alpine, entered into a definitive Agreement and Plan of Merger.

On August 20, 2012, Sykes completed its acquisition of Alpine pursuant to the terms of the merger agreement, with Merger Sub being merged with and into Alpine. Alpine survived the merger as a wholly-owned subsidiary of Sykes.

In the merger, each outstanding share of Alpine common stock and preferred stock (other than those shares of common stock or preferred stock held by Alpine and shares held by shareholders who perfect their dissenter’s rights under Delaware law) were converted into the right to receive an amount in cash as set forth in the merger agreement. In addition, each outstanding Alpine stock option was cancelled and converted into the right to receive an amount in cash based on the difference between the per share common consideration and the exercise price of the applicable stock option. The consideration payable in the merger was approximately $150 million in cash, subject to increase based on the amount of Alpine’s cash and cash equivalents at the closing of the merger, subject to decrease based on the amount of certain indebtedness at the closing of the merger, and subject to certain post-closing adjustments relating to Alpine’s working capital at the closing of the merger (all to be determined post-closing). Twelve million dollars of the purchase price were placed in an escrow account with an independent escrow agent as security for the indemnification obligations of Alpine’s equity holders under the merger agreement.

The foregoing description of the merger agreement is not complete and is subject to and qualified in its entirety by reference to the full text of the merger agreement, which is incorporated herein by reference to Exhibit 2.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Borrowing under New Credit Agreement

On August 20, 2012, in connection with the closing of the acquisition of Alpine Access, Inc., Sykes borrowed $108 million under its Credit Agreement, dated May 3, 2012, with a group of lenders and KeyBank National Association, as Lead Arranger, Sole Book Runner and Administrative Agent for the lenders. See the Current Report on Form 8-K filed on May 7, 2012 for a description of the material terms of, and a copy of, the Credit Agreement.

The borrowing will bear interest at a variable rate of LIBOR plus an applicable margin based on Sykes’ leverage ratio (currently 112.5 basis points). The interest rate will be determined quarterly based on Sykes’ leverage ratio at such time.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

Any financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed. The determination of whether any such financial statements will be required cannot be determined at the present time, and will depend on the determination post-closing of the actual purchase price paid, taking into account all adjustments required under the merger agreement.

(b) Pro Forma Financial Information.

Any pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed. The determination of whether any such financial information will be required cannot be determined at the present time, and will depend on the determination post-closing of the actual purchase price paid, taking into account all adjustments required under the merger agreement.

(d) Exhibits.

Exhibit 2.1

Agreement and Plan of Merger, dated as of July 27, 2012, by and among Sykes Enterprises, Incorporated, Sykes Acquisition Subsidiary II, Inc., Alpine Access, Inc., and Shareholder Representative Services LLC (included as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 30, 2012 and incorporated herein by reference).

Exhibit 99.1	Press release of Sykes Enterprises, Incorporated announcing the completion of the acquisition of Alpine Access, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES INCORPORATED

By:	/s/ W. Michael Kipphut
Executive Vice President and
Chief Financial Officer

Date: August 21, 2012

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1

Agreement and Plan of Merger, dated as of July 27, 2012, by and among Sykes Enterprises, Incorporated, Sykes Acquisition Subsidiary II, Inc., Alpine Access, Inc., and Shareholder Representative Services LLC (included as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on July 30, 2012 and incorporated herein by reference).

Exhibit 99.1	Press release of Sykes Enterprises, Incorporated announcing the completion of the acquisition of Alpine Access, Inc.